Exhibit T3B.43

LIMITED LIABILITY COMPANY AGREEMENT

OF

CLEAR CHANNEL REAL ESTATE SERVICES, LLC

This Limited Liability Company Agreement (this “Agreement”) of Clear Channel Real Estate Services, LLC, a Texas limited liability company (the “Company”), dated as of January 2012, is adopted, executed and agreed to by the sole Member (as defined below).

1. Formation. The Company has been organized as a Texas limited liability company under and pursuant to the Texas Business Organization Code and any successor statute, as amended from time to time (the “TBOC”).

2. Purpose. The purpose and intent of the Company will be to conduct any or all lawful business which may be carried on by a limited liability company under the laws of the State of Texas.

3. Sole Member. Clear Channel Management Services, Inc., a Texas corporation, shall be the sole member of the Company (the “Member”).

4. Distributions; Federal Tax Status. The Member shall be entitled to (a) receive all distributions (including, without limitation, liquidating distributions) made by the Company, and (b) enjoy all other rights, benefits and interests in the Company. The sole Member of the Company intends that the Company shall be disregarded as an entity separate from its owner for federal income tax purposes.

5. Management.

(a) Except for situations in which the approval of the Member or the unanimous approval of the Managers (as hereinafter defined) is required by non-waivable provisions of applicable law, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company, shall be managed under the direction of the Managers. The Managers shall be appointed by the Member. Initially, the number of Managers of the Company shall be three (3) and the initial managers shall be: Mike Lish, Tom Casey and Robert H. Walls (collectively, the “Managers”). The number of Managers may be increased or decreased from time to time by the Member.

(b) A majority of the Managers shall make all decisions and take all actions for the Company not otherwise provided for in this Agreement.

6. Officers. The Managers may designate one or more persons to be officers of the Company. A Manager may hold one or more offices. No officer need be a resident of the State of Texas or a Member of the Company. An officer is not a “manager” as that term is used in the TBOC. The Managers may designate additional officers, such as vice presidents, assistant secretaries and an assistant treasurer. Any officers designated by the Managers shall have such authority and perform such duties as the Managers may delegate to them. Unless the Managers decide otherwise, if the title is one commonly used for officers of a business corporation formed under the TBOC, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made to such officer by the Managers pursuant hereto. Each officer shall hold office until such officer’s death or until such officer shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same person. The salaries and other compensation, if any, of the officers and agents of the Company shall be fixed by the Managers. Any officer may resign as such at any time. Designation of an officer shall not of itself create contract rights. Any vacancy occurring in any office may be filled by the Managers.

7. Winding Up. The Company shall be wound up at such time, if any, as the Member may elect or as otherwise required by the TBOC. No other event will cause the Company to be wound up.

8. Amendment. Amendments to this Agreement shall be adopted and become effective only if approved in writing and signed by the Member.

9. Entire Agreement. This Agreement contains the entire agreement among the parties with respect to its subject matter and shall bind and inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns, except as otherwise set forth herein.

10. Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (EXCLUDING ITS CONFLICT-OF-LAWS RULES).

MEMBER:

CLEAR CHANNEL MANAGEMENT SERVICES, INC.

By:	/s/ Illegible

Name:	Illegible
Title:	Illegible